                          GUNTHER INTERNATIONAL, LTD.

                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 6, 2001

                            ------------------------

     Notice is hereby given that the 2001 Annual Meeting of Stockholders of Gunther International, Ltd. will be held at the corporate office, One Winnenden Rd., Norwich, Connecticut, on Thursday, September 6, 2001 at 10:30 a.m., local time, for the following purposes:

     (1) To elect a Board of seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall be elected and qualified;

     (2) To approve amendments to the Company's Restated Certificate of Incorporation by amending Article III to increase the authorized capitalization of the Company; and

     (3) To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on July 16, 2001 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's principal executive offices located at One Winnenden Road, Norwich, Connecticut 06360. All stockholders are invited to attend the Annual Meeting in person.

                                          By order of the Board of Directors,

                                          Michael M. Vehlies
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary

August 6, 2001
Norwich, Connecticut

                            YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

                          GUNTHER INTERNATIONAL, LTD.
                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Gunther International, Ltd., a Delaware corporation (the "Company"), of proxies for use at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the corporate office, One Winnenden Rd., Norwich, Connecticut, on Thursday, September 6, 2001 at 10:30 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about August 6, 2001.

                                    GENERAL

     Only holders of record of the Company's common stock, par value $.001 per share ("Common Stock"), issued and outstanding at the close of business on July 16, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 4,291,769 shares of Common Stock were issued and outstanding. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. In the event that there are not sufficient votes for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

     Assuming the presence of a quorum, the individuals nominated for election to the Board of Directors, as described in Item 1 below, will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. This means that the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, will be elected. The proposal to amend the Company's Restated Certificate of Incorporation (see Item 2 below) will be approved if a majority of the shares of the Company's outstanding common stock is voted in favor of the proposal. Any other matters presented for consideration at the Annual Meeting each must be approved by the affirmative vote of a majority of the shares present, either in person or by properly executed proxy, and entitled to vote thereon, unless a higher vote is required under the applicable provisions of the Company's Restated Certificate of Incorporation, its bylaws, the laws of the State of Delaware, under whose laws the Company is incorporated, or other applicable law.

     For purposes of determining the number of affirmative votes cast with respect to a particular matter, only those votes cast "FOR" the matter are counted. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will be counted separately (as neither a vote for nor a vote against) in the tabulation of the votes cast on proposals presented to stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. As a result, these so-called "broker non-votes" will have no effect on the outcome of the voting with respect to any of the proposals described in the proxy statement.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the slate of nominees proposed by the Board of Directors, FOR approval of the proposed amendments to the Company's Restated Certificate of Incorporation and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute the revocation of a previously granted proxy.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Seven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. The Board of Directors' nominees are the seven individuals named below. It is the intention of the persons named in the enclosed proxy to vote the shares covered by each proxy for the election of all persons nominated for election by the holders of shares of Common Stock. Although the Board of Directors does not anticipate that such nominees will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     As discussed in more detail below, the Company consummated a $5.7 million comprehensive financing transaction on October 2, 1998. See "Certain Relationships and Related Transactions." In connection with this financing transaction, the Company and certain stockholders entered into a separate voting agreement (the "Voting Agreement"), pursuant to which the stockholders agreed to vote all shares of Common Stock held by them in favor of one or more persons nominated by the parties to the Voting Agreement. The parties to the Voting Agreement have advised the Company that they intend to vote all shares of Common Stock held by them in favor of (i) Messrs. Cotter, Perkins, Spiegel, and Steinberg, who are the nominees of Gunther Partners, LLC, (ii) Mr. Newman, who is the nominee of Park Investment Partners, Inc., and (iii) Mr. Kirkpatrick, who is the nominee of the Estate of Harold S. Geneen. Mr. Hickman is an independent director, who is not the nominee or representative of any party to the Voting Agreement. As of July 13, 2001, the Company believes that the original parties to the Voting Agreement, together with any subsequent transferees (who are also subject to the Voting Agreement), held approximately 2,255,704 shares or Common Stock, or approximately 52.6% of the issued and outstanding shares of Common Stock (excluding any shares of Common Stock issuable upon the exercise of outstanding options, warrants or other similar rights). Pursuant to the terms of the recapitalization agreement entered into by the Company on June 25, 2001, the Voting Agreement will terminate upon the conclusion of the Company's Rights Offering and the related repurchase transactions described below in "Item
2 -- Rights Offering."

     The following table sets forth certain information with respect to all nominees for election as directors of the Company, including those persons who currently serve in such capacity:

                                                                                       DIRECTOR
NAME                            AGE                PRINCIPAL OCCUPATION                 SINCE
----                            ---                --------------------                --------
James A. Cotter, Jr...........  61     Managing Member in a Broker-Dealer                2001
J. Kenneth Hickman............  73     Independent Business and Financial                1994
                                       Consultant
Steven S. Kirkpatrick.........  46     Vice President, United States Trust Company       1999
                                       of New York
Gerald H. Newman..............  60     Private Investor                                  1993
Marc I. Perkins...............  56     President and Chief Executive Officer of the      1998
                                         Company
Robert Spiegel................  65     Private Investor                                  1998
Thomas M. Steinberg...........  45     President Tisch Family Interests                  1998

     JAMES A. COTTER, JR. Mr. Cotter has been a managing member of Capital Market Investment LLC, a broker-dealer, since June 1999. Prior to that he was a vice president of H.C. Wainwright & Co., a broker-dealer, from January 1994 until June 1999.

     J. KENNETH HICKMAN. Mr. Hickman is a certified public accountant. He has been an independent business consultant since January 1991. For twenty-seven years prior to that, he was a partner of Arthur Andersen LLP and its predecessors, with various responsibilities including managing partner of the firm's New Jersey office and director of its international business practice program. He is a trustee of Fordham University and has served as a director and officer of a number of not-for-profit organizations, primarily those concerned with international trade and foreign affairs.

     STEVEN S. KIRKPATRICK. Mr. Kirkpatrick is a Vice President of the United States Trust Company of New York, where he is the manager of the Real Estate, Closely Held Business and Oil & Gas Departments. He joined the United States Trust Company of New York in 1986. Prior to that, he was a financial analyst for Schupak & Company, a merchant banking firm specializing in private placements of debt and equity securities for the leisure and hospitality industries. Mr. Kirkpatrick is a member of the American Society of Appraisers in the discipline of Business Valuation.

     GERALD H. NEWMAN. Mr. Newman has been a private investor and consultant to various high technology companies since 1971. Following the death of Harold S. Geneen in November of 1997, he served as Chairman of the Board of Directors of the Company until Mr. Steinberg was elected to that position in October 1998.

     MARC I. PERKINS. Mr. Perkins has been the Chief Executive Officer of the Company since October 2, 1998 and has been the President of the Company since April 12, 1999. He was Vice Chairman of the Company from October 1998 until April 12, 1999. Since 1995, he has also served as a registered principal of PMK Securities and Research, Inc., a securities broker-dealer and a member of the National Association of Securities Dealers Inc. He served as the Chairman and Chief Executive Officer of Perkins Capital Advisers, Inc., a registered investment adviser, from 1992 to 1998, and the President of Crown Financial Associates, Inc., a securities broker-dealer, from 1992 to 1995. From 1987-1992, he was a Vice President and shareholder of Private Capital Management, Inc., a registered investment adviser.

     ROBERT SPIEGEL. Mr. Spiegel has been a private investor since May 1995. Prior to that, he was the Chairman and President of RJR Drug Distributors, a pharmaceutical distribution company, from May 1985 to May 1995. He also serves as a director of Hoenig Group, Inc., a NASDAQ-listed company whose subsidiaries engage in asset management and brokerage activities.

     THOMAS M. STEINBERG. Mr. Steinberg is the President of Tisch Family Interests, a position he has held since 1997. In this capacity, he manages and supervises investments for members of the Laurence A. Tisch and Preston R. Tisch families. From 1991 to 1997, he was the Managing Director of Tisch Family Interests. He is also a director of Catellus Development Corporation, a Delaware corporation engaged in investment activities which is listed on the New York Stock Exchange. Mr. Steinberg has been Chairman of the Board of the Company since October 1998.

DIRECTORS' REMUNERATION; ATTENDANCE

     The Company maintains a policy of reimbursing all directors for any reasonable travel expenses incurred in connection with their attendance at meetings.

     The Company also maintains the Gunther International, Ltd. Directors' Equity Plan (the "Director's Equity Plan"), pursuant to which each participating director receives shares of Common Stock of the Company as compensation for each quarter in which the director serves on the Board. The number of shares issued for each quarter has a value equal to $2,500, calculated based on the fair market value of the Company's Common Stock at the end of such quarter. All non-employee directors are eligible to participate in the Directors' Equity Plan. An eligible director may make an irrevocable election not to participate in the Directors' Equity Plan in any year and instead receive quarterly cash retainers (currently set at $1,250). The aggregate number of shares of Common Stock available for awards under the Directors' Equity Plan is 100,000, subject to specified adjustments in the event of changes in the number of outstanding shares of Common Stock.

     As of the date of this Proxy Statement, Mr. Kirkpatrick has elected not to participate in the Directors' Equity Plan, and he has also waived his right to receive the quarterly cash retainer.

     The Board of Directors met six times during the fiscal year ended March 31, 2001 and acted by the unanimous written consent of its members on one occasion. No director attended fewer than 75% of the total number of meetings of the Board and the Committees on which such director served.

COMMITTEES OF THE BOARD

     The standing committees of the Board of Directors are the Executive Committee, the Audit Committee and the Executive Compensation/Stock Option Committee.

     During fiscal 2001, the Executive Committee consisted of Messrs. Perkins, Spiegel and Steinberg. Mr. Steinberg served as Chairman of the Executive Committee. The Executive Committee is vested with all powers and authorities of the full Board of Directors, except to the extent that the Delaware General Corporation Law prohibits such powers and authorities from being delegated to, or exercised by, a committee of the full Board. The Executive Committee is authorized to act for the full Board in the management of the business and affairs of the Company. The Executive Committee did not conduct any meetings during the fiscal year ended March 31, 2001.

     During fiscal 2001, the Audit Committee consisted of Messrs. Hickman, Kirkpatrick, Snelling and Steinberg. George Snelling was a member and the Chairman of the Audit Committee until his resignation from the Board of Directors in February 2001. The current committee members are Messrs. Cotter, Hickman, Kirkpatrick and Steinberg, with Mr. Hickman serving as the Chairman. The function of the Audit Committee is to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent accountants, and to maintain communications among the Board of Directors, such independent accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent accountants, the adequacy of the Company's internal controls and related matters (See "Report of the Audit Committee Addressing Certain Matters" below). The Audit Committee also reviews certain related-party transactions and any potential conflict-of-interest situations involving officers, directors or stockholders beneficially owning more than 10% of any class of equity security of the Company. During the fiscal year ended March 31, 2001, the Audit Committee met five times and acted by unanimous written consent of its members on one occasion.

     During fiscal 2001, the Executive Compensation/Stock Option Committee consisted of Messrs. Kirkpatrick, Newman, Spiegel and Steinberg. Mr. Spiegel served as Chairman of the Executive Compensation/Stock Option Committee. The function of the Executive Compensation/Stock Option Committee is to review the performance of and to fix and determine the compensation of all officers of the Company and all other employees of the Company whose annual salary level is $100,000 or more. During the fiscal year ended March 31, 2001, the Executive Compensation/Stock Option Committee met two times and acted by the unanimous written consent of its members on one occasion.

            REPORT OF THE AUDIT COMMITTEE ADDRESSING CERTAIN MATTERS

     The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. Management has the primary responsibility for the financial statements and the reporting process, and the Company's independent accountants are responsible for auditing the Company's financial statements and expressing an opinion on the conformity of its audited financial statements to generally accepted accounting principles.

     The operations of the Audit Committee are governed by a formal written charter which was adopted on July 17, 2000 and appended to the Company's proxy statement for its 2000 annual meeting. The Audit Committee reviewed this charter and concluded there is no need for amendment at this time. Each member of the Audit Committee is an "independent director" for purposes of NASD Marketplace Rule 4200(a)(14).

     In connection with the preparation and filing of the Company's audited financial statements for the fiscal year ended March 31, 2001 (the "audited financial statements"), the Audit Committee performed the following functions:

     - The Audit Committee reviewed and discussed the audited financial statements with senior management and Ernst & Young LLP, the Company's outside auditors;

     - The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication With Audit Committees";

     - The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions With Audit Committees", and discussed with Ernst & Young LLP its independence from the Company, including its provision of other non-audit services to the Company.

     Based upon the functions performed, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001, for filing with the U.S. Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          J. Kenneth Hickman, Chairman
                                          James A. Cotter, Jr.
                                          Steven S. Kirkpatrick
                                          Thomas M. Steinberg

                               EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

NAME                                        AGE            POSITIONS WITH THE COMPANY
----                                        ---            --------------------------
Marc I. Perkins...........................  56     President and Chief Executive Officer
Michael M. Vehlies........................  40     Senior Vice President, Chief Financial
                                                   Officer, Treasurer and Secretary
A. Evan Haag..............................  52     Senior Vice President, Operations
Theodore J. Langevin......................  46     Senior Vice President, Design &
                                                   Manufacturing
Jeremy H. Greshin.........................  42     Vice President -- Sales and Marketing
Per J. Hellsund...........................  37     President -- inc.jet, Inc.

     For the biography of Mr. Perkins, see the previous section entitled "Election of Directors."

     MICHAEL M. VEHLIES. Mr. Vehlies has held the positions of Senior Vice President, Chief Financial Officer, Treasurer and Secretary since he rejoined the Company in October 1998. Prior to that, he was the Controller of SS&C Technologies, Inc., a computer software company, from June 1995 to October 1998. He was the Controller of Digital Graphix, Inc. from February 1995 to June 1995. He was previously a Vice President and the Chief Financial Officer of the Company from September 1992 to February 1995. He is a Certified Public Accountant and was employed by Arthur Andersen & Co. from 1988 to 1992.

     A. EVAN HAAG. Mr. Haag has held the position of Senior Vice President of Operations since he joined the Company in February 2000. Prior to that, he was Director, Strategic Supply Management of Moore Corporation (formerly) from October 1998 to February 2000 and Operations Manager of Moore Corporation's Systems Fabrication Moore Business Forms Research Venture from May 1996 to September 1998. From 1989 to 1995, he was Operations Vice President for Metscan, Incorporated, a manufacturer of remote data acquisition equipment for the natural gas industry.

     THEODORE J. LANGEVIN. Mr. Langevin has held the position of Senior Vice President -- Design and Manufacturing since May 2001. Prior to that, he had been Director of Engineering from July 1999 until May 2001 and an electrical engineer from May 1999 until July 1999. Prior to joining the Company, Mr. Langevin was the manager of software engineering at Roll Systems Inc., a manufacturer of pre- and post-processing systems for commercial laser printers, from January 1994 until May 1999.

     JEREMY H. GRESHIN.  Mr. Greshin has held the position of Vice
President -- Sales and Marketing of the Company since February 2001. Prior to that, he had been the Director of European Sales for John Frieda Professional Hair Care from March 1999 until February 2001. He had been President of Greshin International Trade, a trade consulting firm specializing in Latin America, from 1992 to 2001.

     PER J. HELLSUND. Mr. Hellsund has held the position of President of inc.jet, Inc., a wholly-owned subsidiary of the Company, since March 2001. Prior to that, he was Vice President -- Operations of the Company from September 1999 until March 2001 and the Director of Engineering of the Company from 1993 to 1999.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities to the Company or subsidiaries of the Company for the periods indicated of (i) each person who served as the chief executive officer of the Company during the fiscal year ended March 31, 2001, and (ii) the other most highly compensated executive officers of the Company whose total salary and bonus for the fiscal year ended March 31, 2001 exceeded $100,000, for services in all capacities to the Company during such fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                               -----------------------
                                   ANNUAL COMPENSATION(1)       RESTRICTED    OPTIONS/    ALL OTHER
                                 ---------------------------      STOCK         SARS     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)    AWARDS($)       (#)          ($)
---------------------------      ----   ---------   --------   ------------   --------   ------------
Marc I. Perkins,...............  2001   $172,000       0            0               0         0
  President and Chief            2000   $167,000       0            0          30,000         0
  Executive Officer(2)           1999   $ 72,000       0            0         150,000         0
Michael M. Vehlies,............  2001   $110,000       0            0               0         0
  Senior Vice President,         2000   $105,962       0            0               0         0
  Chief Financial Officer,       1999   $ 39,231       0            0          35,000         0
  Treasurer and Secretary(2)
A. Evan Haag,..................  2001   $110,000       0            0               0         0
  Senior Vice President,         2000   $ 14,808       0            0          10,000         0
  Operations(3)
Daniel J. Chevalier,...........  2001   $122,283       0            0               0         0
  Vice President,                2000   $122,025       0            0           7,500         0
  Sales and Marketing(4)         1999   $130,223       0            0          20,000         0

---------------
(1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total of base salary and annual bonus for each of the Named Executive Officers.

(2) Mr. Perkins and Mr. Vehlies joined the Company in October 1998.

(3) Mr. Haag joined the Company in February 2000.

(4) Mr. Chevalier terminated employment in December 2000. Salary includes severance of $6,538.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information with respect to option exercises in fiscal year 2001 by the individuals listed and unexercised options to purchase the Company's Common Stock held by the individuals listed.

    AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                NUMBER OF SECURITIES              IN-THE-MONEY
                                                               UNDERLYING UNEXERCISED             OPTIONS/SARS
                                   SHARES                     OPTIONS/SAR AT FY-END(#)           AT FY-END($)(1)
                                 ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   -----------   -----------   -------------   -----------   -------------
Marc I. Perkins................       0             0          160,000        20,000               0             0
Michael M. Vehlies.............       0             0           23,333        11,667               0             0
A. Evan Haag...................       0             0            2,000         8,000               0             0
Daniel J. Chevalier............       0             0                0             0               0             0

---------------
(1) Represents the difference between the fair market value of the Common Stock on March 31, 2001 and the exercise price.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Vehlies, pursuant to which he is employed as the Chief Financial Officer of the Company at an initial base salary of $100,000 per annum. The employment agreement may be terminated by either party, with or without cause, on ninety days' prior written notice. The employment agreement may be terminated immediately by the Company for "cause" and by Mr. Vehlies for "good reason," as those terms are defined in the employment agreement. In the event that the employment agreement is terminated by the Company for "cause," Mr. Vehlies will not be entitled to any additional compensation. In the event that the employment agreement is terminated by Mr. Vehlies for "good reason," the Company generally must pay Mr. Vehlies his base salary for the remainder of the calendar month during which the termination is effective and for six consecutive calendar months thereafter.

STOCK OPTION PLAN

     In December 1993, the Company adopted the Gunther International, Ltd. 1993 Stock Option Plan (the "Stock Option Plan"), which authorizes the Executive Compensation/Stock Option Committee of the Board of Directors to grant to key employees and directors of the Company and subsidiaries of the Company incentive or non-qualified stock options. The Stock Option Plan also authorized the grant of non-qualified stock options to certain then-current key employees of the Company who were designated as "founders" of the Company. These options expired unexercised in December 1999. Currently, options to purchase up to 310,000 shares of Common Stock may be granted under the Stock Option Plan. The Executive Compensation/Stock Option Committee determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised before six months or after ten years from the date of grant.

     The purpose of the Stock Option Plan is to encourage stock ownership by persons instrumental to the success of the Company, in order to give them a greater personal interest in the Company's business. The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Payment for shares purchased upon exercise of any option may be in cash or in shares of the Company's Common Stock. Options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are exercisable expire 30 days following termination of employment, if such termination is not the result of death or retirement, and one year following such termination if such termination was because of death or retirement under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company. As of March 31, 2001, options covering an aggregate of 137,500 shares of Common Stock were outstanding under the Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on its copies of forms received by it, or written representations from certain reporting persons that no Form 5 were required for those persons, the Company believes that during the fiscal year ended March 31, 2001, its executive officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Forms 5 were not timely filed for Messrs. Hickman, Steinberg, Spiegel and Newman with regard to the Directors' Equity Plan. These forms were filed in July 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 2, 1998, the Company entered into a $5.7 million comprehensive financing transaction with the Bank of Boston Connecticut, N.A. (the "Bank"), the Estate of Harold S. Geneen (the "Estate") and Gunther Partners, LLC ("Gunther Partners"), the proceeds of which were utilized to restructure and replace the Company's then-existing revolving credit facility with the Bank (the "Revolving Credit Facility"), fund a full settlement with the Company's then-existing third-party service provider and provide additional working capital to fund the Company's ongoing business operations. At the time of his death on November 21, 1997, Mr. Geneen was Chairman of the Board of Directors and a significant stockholder of the Company. Gunther Partners is a Delaware limited liability company, the members of which include Robert Spiegel, Thomas
M. Steinberg and a partnership controlled by certain members of the Tisch family. See "Item 1 -- Election of Directors" and "Stock Ownership of Certain Beneficial Owners and Management."

     Under the terms of the transaction, Gunther Partners loaned the Company an aggregate of $4.0 million. At the same time, the Bank reached an agreement with the Estate, pursuant to which the Estate consented to the liquidation of approximately $1.7 million of collateral which had been pledged by Mr. Geneen to secure the Company's obligations under the Revolving Credit Facility and the application of the proceeds of such collateral to satisfy and repay in full a like amount of indebtedness outstanding under the Revolving Credit Facility. The balance of the indebtedness outstanding under the Revolving Credit Facility, approximately $350,000, was repaid in full from the proceeds of the new financing. The Company executed a new promissory note in favor of the Estate evidencing the Company's obligation to repay the amount of collateral that was liquidated by the Bank. The Company's obligations to the Estate are subordinate to the Company's obligations to Gunther Partners.

     The $4 million term note (the "Term Note") issued to Gunther Partners originally provided that the principal was to be repaid commencing as of November 1, 1998 through the payment of (i) eleven monthly installments of $100,000 from November 1, 1998 and continuing to and including September 1, 1999, (ii) a single installment of $400,000 due on October 1, 1999, and (iii) a single installment of $2,500,000 due on October 1, 2003. Interest was to be paid quarterly, at the rate of 8% per annum, beginning January 1, 1999 and was to continue until all principal and interest was paid in full. In September 1999, the Company and Gunther Partners agreed to modify the repayment provisions of the Term Note in light of the Company's then-current and projected cash flows.

     To induce Gunther Partners to enter into the financing transaction, the Company granted Gunther Partners a stock purchase warrant entitling Gunther Partners, at any time during the period commencing on

January 1, 1999 and ending on the fifth anniversary of the transaction, to purchase up to 35% of the pro forma, fully diluted number of shares of the Common Stock of the Company, determined as of the date of exercise. The exercise price of the warrant is $1.50 per share. On or about November 17, 1998, Gunther Partners distributed all of its rights under the warrant to its members in proportion to their ownership interests in Gunther Partners. Thus, the warrants are now held by the members of Gunther Partners (and their transferees) in proportion to their ownership interests in Gunther Partners. As of July 13, 2001, the Company believes the warrants are exercisable for an aggregate of 2,542,042 shares of Common Stock.

     In addition, the Company, Gunther Partners, the Estate and certain shareholders (Park Investment Partners, Gerald H. Newman, Four Partners and Robert Spiegel) entered into a Voting Agreement, pursuant to which they agreed to vote all shares of Common Stock held by them in favor of (i) that number of persons nominated by Gunther Partners constituting a majority of the Board of Directors, (ii) one person nominated by the Estate and (iii) one person nominated by Park Investment Partners. As of July 13, 2001, the Company believes that the original parties to the Voting Agreement, together with any subsequent transferees (who are also subject to the Voting Agreement), hold an aggregate of approximately 2,255,704 shares, or approximately 52.6% of the outstanding shares, of Common Stock (excluding any shares of Common Stock issuable upon the exercise of options, warrants or other similar rights). The Voting Agreement will terminate upon the consummation of the Company's Rights Offering and the related repurchase transactions described below in "Item 2 -- Rights Offering."

     The promissory note in favor of the Estate for approximately $1.7 million is to be repaid at the earlier of one year after the Company's obligations to Gunther Partners are paid in full or on October 2, 2004. Interest, at 5.44% per annum, shall accrue on principal and unpaid interest, which is added to the outstanding balance and is due at the time of principal payments. The indebtedness is secured by a second priority interest in all tangible and intangible personal property of the Company (excluding patents and trademarks) and a third priority interest in patents and trademarks. Another entity, Connecticut Innovations, Inc. ("CII"), has a first priority security interest in certain specified patents and trademarks of the Company dating back to an earlier financing transaction. The security interests of both Gunther Partners and the Estate in the Company's patents and trademarks are subordinate to the security interest of CII in this specified collateral. The security interest of the Estate is subordinate to all rights of Gunther Partners.

     Through June 30, 1999, the Company had made principal payments under the Term Note aggregating $800,000 and had paid all interest when it was due and payable (taking into account any applicable grace periods). In September 1999, the Company and Gunther Partners agreed to modify the Term Note to defer payment of the $700,000 in principal otherwise due and payable from July 1999 through October 1999 and to relend the Company the $800,000 in principal that was previously repaid, thereby restoring the aggregate principal amount of the Term Note to the original principal amount of $4.0 million. As amended, the $4 million principal amount of the Term Note is to be repaid in nine payments as follows: (a) $200,000 shall be paid on the first day of each calendar month commencing as of October 1, 2001 and continuing through April 1, 2002; (b) $100,000 shall be paid on May 1, 2002; and (c) the balance of $2,500,000 shall be paid on October 1, 2003.

     On December 16, 1999, the Company borrowed an additional $200,000 from Robert Spiegel, a director of the Company and a member of Gunther Partners, to alleviate a short-term cash-flow deficiency which the Company was experiencing. The loan was unsecured and earned interest at the rate of 8% per annum. All principal and accrued interest was repaid prior to December 31, 1999.

     On April 21, 2000, the Company borrowed an additional $150,000 from Mr. Spiegel to alleviate a subsequent cash-flow deficiency. This amount, together with interest at the rate of 8% per annum, was repaid in full on April 28, 2000.

     On April 4, 2000, the Company borrowed an additional $500,000 from Gunther Partners on an unsecured basis. The promissory note evidencing this indebtedness originally provided that the note was to be due and payable, together with interest at the rate of 8% per annum, on demand at any time after May 4, 2000. Subsequent to the execution and delivery of the original promissory note, however, Gunther Partners delivered a letter to the Company evidencing its agreement, in the event that the Company were to be unable to meet the payment obligation upon demand, to extend the payment date until such time as the Company's cash flows will permit payment, but no later than April 1, 2001. In addition, Gunther Partners agreed to lend the Company an additional $500,000 in the event the Company's cash flows, in the opinion of management and Gunther Partners, required such additional amount. On November 30, 2000, the Company borrowed $500,000 from a director, the proceeds of which were used to pay in full the Company's then-existing revolving loan agreement with a bank. The director acted on behalf of Gunther Partners to fulfill its prior commitment for additional funding, which expired on April 1, 2001.

     Prior to his death, Mr. Geneen loaned the Company $150,000 for working capital purposes. The loan is an unsecured demand loan. As of the date of this Proxy Statement, no portion of the loan has been repaid.

     On June 25, 2001, the Company entered into a recapitalization agreement with and among the Estate, Gunther Partners, Park Investment Partners, Inc. and two other stockholders. Messrs. Thomas Steinberg and Robert Spiegel, two of the Company's directors, are members of Gunther Partners. See the description of the Recapitalization Agreement below at "Item 2 -- Rights Offering."

                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of July 13, 2001, with the exception of the persons listed below and the persons listed under "Stock Ownership of Directors and Executive Officers" below, no person was known by the Company to own more than 5% of the outstanding Common Stock.

                                                                 NUMBER OF       PERCENT
                                                              SHARES(1)(2)(3)    OF CLASS
                                                              ---------------    --------
Gunther Partners, LLC(3)....................................       919,569         21.4%
  c/o Thomas J. Tisch
  667 Madison Avenue
  New York, NY 10021
Executors of the Estate of Harold S. Geneen(4)..............     1,613,313         37.6%
  c/o United States Trust Company of New York
  114 West 47th Street
  New York, NY 10036
Four-Fourteen Partners, LLC(5)..............................     2,559,598         40.3%
  c/o Thomas J. Tisch
  667 Madison Avenue
  New York, NY 10021
Park Investment Partners, Inc.(6)...........................     1,387,489         32.3%
  c/o Gerald H. Newman
  17161 Coral Cove Way
  Boca Raton, FL 33496

---------------
(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

(2) Assumes that shares which the named person or group has a contractual right to acquire within 60 days have been acquired and are outstanding.

(3) Based on information set forth in Amendment No. 7 to Schedule 13D, filed on July 11, 2001 ("Amendment No. 7") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by Thomas J. Tisch, Robert Spiegel and Thomas M. Steinberg. Shares shown in the table include 919,569 shares purchased by Gunther Partners from the Estate of Harold S. Geneen on July 25, 2001, pursuant to the recapitalization agreement dated as of June 25, 2001 (the "Recapitalization Agreement") by and among the Company; Gunther Partners, the Estate of Harold S. Geneen (the "Estate"), Park Investment Partners, Inc. and certain other stockholders. See "Item 2 -- Rights Offering." Under the Recapitalization Agreement. Gunther Partners will resell the 919,569 shares to the Company within

30 days after the closing of the Rights Offering on the same terms and conditions that were applicable to the Estate's sale of such shares to Gunther Partners. The shares shown in the table represent the number of shares which the filing persons believed were held by persons other than the filing persons and were covered by the Voting Agreement as of the date of filing (including 105,734 shares of Common Stock issuable upon the exercise of outstanding stock purchase warrants). As noted above, the Company believes that, as of July 13, 2001, the parties to the Voting Agreement, including such filing persons, beneficially owned an aggregate of 2,255,704 shares, or 52.6% of the outstanding shares, of Common Stock. See "Certain Relationships and Related Transactions."

(4) Based on information set forth in Amendment No. 3 to Schedule 13D, filed on July 13, 2001 under the Exchange Act by June H. Geneen, Phil E. Gilbert, Jr. and the United States Trust Company of New York, as co-executors of the Estate of Harold S. Geneen, the former Chairman of the Company. The shares shown in the table include 1,387,489 shares of Common Stock held by Park Investment Partners, Inc., a Delaware corporation which is 50% owned by the Estate. Of these 1,387,489 shares, 919,569 shares were sold by the Estate to Gunther Partners on July 25, 2001 for the benefit of the Company. The shares shown in the table exclude the shares of Common Stock beneficially owned by other parties to the Voting Agreement. See note 3 above and "Certain Relationships and Related Transactions."

(5) Based on information set forth in Amendment No. 7. Accordingly, the shares shown in the table include an aggregate of 2,065,409 shares of Common Stock that may be acquired upon the exercise of the stock purchase warrants which have been distributed to Four-Fourteen Partners, LLC. The shares shown in the table exclude the shares of Common Stock beneficially owned by Gunther Partners and the shares of Common Stock beneficially owned by other parties to the Voting Agreement. See note 3 above and "Certain Relationships and Related Transactions."

(6) Based on information set forth in Amendment No. 1 to Schedule 13D, filed on July 2, 2001 under the Exchange Act by Park Investment Partners, Inc. and Gerald H. Newman. The shares shown in the table include (i) 693,744 shares to be distributed to Gerald H. Newman and (ii) 693,745 shares to be distributed to the Estate which were sold by the Estate to Gunther Partners on July 25, 2001 for the benefit of the Company. The shares shown in the table exclude the shares of Common Stock beneficially owned by the other parties to the Voting Agreement. See note 3 above and "Certain Relationships and Related Transactions."

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of July 13, 2001 by each director of the Company, each of the Named Executive Officers and the current directors and executive officers of the Company as a group.

                                                                 AMOUNT OF
                                                                BENEFICIAL       PERCENTAGE OF
NAME(1)                                                       OWNERSHIP(2)(3)       SHARES
-------                                                       ---------------    -------------
James A. Cotter, Jr.(4).....................................        25,660               *
J. Kenneth Hickman(5).......................................        26,413               *
Steven S. Kirkpatrick(6)....................................             0               *
Gerald H. Newman(7).........................................     1,476,604            34.3%
Marc I. Perkins(8)..........................................       170,000             3.8%
Robert Spiegel(9)...........................................       593,270            12.5%
Thomas M. Steinberg(10).....................................        48,189               *
Michael M. Vehlies(8).......................................        23,333               *
A. Evan Haag(8).............................................         2,000               *
Daniel J. Chevalier.........................................             0               *
All Directors and Executive Officers as a group(11).........     2,371,369            47.2%

---------------
  *  Less than 1%.

 (1) The address of each of the directors and executive officers of the Company is c/o Gunther International, Ltd., One Winnenden Road, Norwich, Connecticut 06360.

 (2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

 (3) Assumes that shares which the named person or group has a contractual right to acquire within 60 days have been acquired and are outstanding.

 (4) Includes 2,660 shares credited to the account of Mr. Cotter under the Directors' Equity Plan.

 (5) Includes 16,413 shares credited to the account of Mr. Hickman under the Directors' Equity Plan.

 (6) Mr. Kirkpatrick is a Vice President of the United States Trust Company of New York, which is the beneficial owner of 1,613,313 shares of Common Stock. See "Stock Ownership of Certain Beneficial Owners."

 (7) Based on information set forth in Amendment No. 1 to Schedule 13D, filed on July 2, 2001 under the Exchange Act by Park Investment Partners, Inc. and Gerald H. Newman. The shares shown in the table include 1,387,489 shares beneficially owned by Park Investment Partners, Inc., a Delaware corporation which is 50% owned by Mr. Newman. See "Stock Ownership of Certain Beneficial Owners." As discussed in Note 6 to the preceding table, 693,745 of the shares owned by Park Investment Partners, Inc. were distributed pro-rata to the Estate and sold to Gunther Partners on July 25, 2001 for the benefit of the Company. Includes 16,413 shares credited to the account of Mr. Newman under the Directors' Equity Plan. The shares shown in the table exclude the shares of Common Stock beneficially owned by the other parties to the Voting Agreement. See note 3 to the preceding table and "Certain Relationships and Related Transactions."

 (8) Includes the exercisable portion of stock options exercisable within 60 days of July 13, 2001.

 (9) Based on information set forth in Amendment No. 7. Accordingly, the shares shown as beneficially owned by Mr. Spiegel include 381,306 shares of Common Stock that may be acquired pursuant to the exercise of the stock purchase warrants which have been distributed to Mr. Spiegel. The shares shown in the table also include the following: (i) 40,000 shares of Common Stock held by Mr. Spiegel's wife; (ii) 1,500 shares of Common Stock held in an IRA account maintained for the benefit of Mr. Spiegel's wife; and (iii) 15,000 shares of Common Stock and warrants to purchase 63,551 shares of Common Stock held by a trust of which Mr. Spiegel is a trustee. Mr. Spiegel disclaims beneficial ownership as to each of the shares and warrants described in (i) through (iii) in the preceding sentence. The shares shown in the table also include 16,413 shares credited to the account of Mr. Spiegel under the Directors' Equity Plan. The shares shown in the table exclude the shares of Common Stock beneficially owned by Gunther Partners and the shares of Common Stock beneficially owned by the other parties to the Voting Agreement. See note 3 to the preceding table and "Certain Relationships and Related Transactions."

(10) Based on information set forth in Amendment No. 7. Accordingly, the shares shown as beneficially owned by Mr. Steinberg represent the 31,776 shares of Common Stock that may be acquired by him pursuant to the exercise of the stock purchase warrants which have been distributed to him. The shares shown in the table also include 16,413 shares credited to the account of Mr. Steinberg under the Directors' Equity Plan.

(11) Includes an aggregate of 735,679 shares issuable upon the exercise of outstanding options, warrants or other similar rights exercisable within 60 days of July 13, 2001 and excludes any shares of Common Stock beneficially owned by the other parties to the Voting Agreement. If the shares held by other parties to the Voting Agreement are included in the calculation, the directors and executive officers of the Company would be deemed to beneficially own an aggregate of 3,091,383 shares, or approximately 61.5% of the outstanding shares, of Common Stock.

                                    ITEM 2.

                      AMENDMENTS TO THE COMPANY'S RESTATED
                          CERTIFICATE OF INCORPORATION

GENERAL

     In connection with the planned Rights Offering to the Company's stockholders described below, the Board of Directors has resolved, subject to the approval by the Company's shareholders at the Annual Meeting, to amend the Restated Certificate of Incorporation to (1) increase the number of authorized shares of Common Stock from 16,000,000 to 32,000,000, an increase of 100% (the "Authorized Share Amendment") and (2) to eliminate the authorization of two classes of capital stock that are no longer outstanding or necessary for the Company's future capital requirements (the "Capital Stock Amendment").

     The proposed Authorized Share Amendment and the Capital Stock Amendment are sometimes hereafter collectively referred to as the "Certificate Amendments." The Board believes that the proposed Certificate Amendments are advisable and in the best interests of the Company and its stockholders in order to increase the number of shares available for issuance by the Company and to simplify the Company's capital structure.

TEXT OF THE PROPOSED CERTIFICATE AMENDMENTS

     The proposed Certificate Amendments will be effected by adoption of the stockholders' resolutions attached hereto as Appendix A. If the proposed Certificate Amendments are approved by the stockholders, the Company will prepare and file with the Secretary of State of Delaware a certificate of amendment to its Restated Certificate of Incorporation in order to effect each of the Certificate Amendments.

PURPOSE OF THE PROPOSED AUTHORIZED SHARE AMENDMENT

     The adoption of the Authorized Share Amendment will permit the Company to proceed with its proposed Rights Offering, described below, in which the Company plans to issue up to approximately 16 million additional shares of Common Stock and raise up to approximately $8 million of new equity capital for the Company.

     At the present time, the Company's Restated Certificate of Incorporation authorizes 16,000,000 shares of Common Stock. As of July 13, 2001, 4,291,769 shares of Common Stock were issued and outstanding, and an additional 3,047,943 shares were reserved for issuance under previously granted stock options and stock purchase warrants. Accordingly, the Company currently has available for issuance only approximately 8.6 million shares which are not outstanding or subject to issuance with respect to the exercise of outstanding options and warrants.

     Because of the current limitation, there is an insufficient number of shares of Common Stock available to enable the Company to proceed with the Rights Offering. Although the Company has considered, and continues to consider from time to time, other opportunities that may involve the issuance of Common Stock, there currently are no plans, arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Common Stock, other than the proposed Rights Offering.

EFFECTS OF THE PROPOSED AUTHORIZED SHARE AMENDMENT

     If the proposed Authorized Share Amendment is implemented, the additional authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board may deem advisable, generally without further action by the stockholders of the Company. Except in connection with the proposed Rights Offering, stockholders would not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future. Any future issuance of Common Stock may, depending upon the circumstances, dilute the earnings per share, liquidation value, voting power and other rights and interests of the existing stockholders.

     The proposed Authorized Share Amendment would not effect any changes to the Company's currently outstanding Common Stock. When issued by the Company, the additional authorized shares of Common Stock will have the same rights and privileges as the shares of Common Stock presently outstanding. Under the Company's Restated Certificate of Incorporation, each share of Common Stock is entitled to one vote. Holders of Common Stock are also entitled to receive dividends as declared by the Board of Directors. All shares of Common Stock are fully paid and non-assessable.

     The Board of Directors presently intends to issue the additional shares of Common Stock solely in connection with the planned Rights Offering. If, however, the Company elects not to consummate the Rights Offering, such additional shares could be used by the Board of Directors to dilute the stock ownership of persons seeking to obtain control of the Company, thereby possibly discouraging or deterring a non-negotiated attempt to obtain control of the Company and making removal of incumbent management more difficult. The Authorized Share Amendment is not a result of, nor does the Board of Directors have knowledge of, any effort to accumulate capital stock of the Company or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to the Board of Directors or otherwise, and the Authorized Share Amendment is not being presented with the intent that it be utilized as a type of anti-takeover device.

RIGHTS OFFERING

     In June 2001, the Company entered into a recapitalization agreement (the "Recapitalization Agreement") with the Estate, Gunther Partners, Park Investment Partners, Inc., Mr. Robert Spiegel, a director of the Company, and certain other stockholders.

     The Recapitalization Agreement provides that the Company will effectuate a registered public offering ("Rights Offering") of up to 16,000,000 shares of its Common Stock (the "Offered Shares") to its stockholders by subscription right on a pro-rata basis at a subscription price of $0.50 per share. The Company filed a registration statement with the U. S. Securities and Exchange Commission covering the sale of the Company's Common Stock pursuant to the Rights Offering on July 26, 2001. Subject to the effectiveness of the registration statement and approval of the proposed Authorized Share Amendment by the stockholders at the Annual Meeting, the Company anticipates that the Rights Offering will be consummated as soon as practicable following the Annual Meeting.

     It is presently anticipated that the rights to subscribe to the Offered Shares will be granted at a ratio of 3.728-for-1. In addition, it is anticipated that the Company's stockholders will be granted the right to "oversubscribe" for additional shares not purchased by other stockholders, up to the total amount of the Offered Shares. In the event that the Company's stockholders other than Gunther Partners do not subscribe for and purchase all of the Offered Shares, Gunther Partners has agreed to exercise its Oversubscription Rights to subscribe for and purchase from the Company in the Rights Offering a number of shares equal to 16,000,000 less the number of shares subscribed for by stockholders other than Gunther Partners, up to a maximum of 14,000,000 shares. The net proceeds of the Rights Offering (a minimum of $7 million less offering expenses), will be used to (i) pay in full the notes payable to Gunther Partners ($4.5 million); (ii) to pay in full the note payable to a stockholder and director ($500,000); (iii) to purchase all notes payable to the Estate for a total purchase price of $500,000; and (iv) to purchase 919,568 shares of the Company's Common Stock held by the Estate for $137,935 (or $0.15 per share).

     The balance of the net proceeds from the Rights Offering will be used for general working capital purposes.

     In order to facilitate the timely purchase of the debt and equity held by the Estate, Gunther Partners effected the purchase for the benefit of the Company on July 25, 2001. Following the consummation of the Rights Offering, Gunther Partners will resell the debt and equity to the Company on the same terms and conditions that were applicable to the sale from the Estate to Gunther Partners.

     The Board reserves the right to modify, postpone or to cancel the Rights Offering at any time prior to the consummation of the sale of the shares upon the exercise of the Rights if it determines that such modification, postponement or cancellation is in the best interests of the Company and its stockholders. Based on the $.50 per share subscription price, if the Rights Offering is fully subscribed, the Company would raise proceeds of approximately $8 million, before deducting the costs of the Rights Offering. The effectiveness of the Rights Offering is subject to stockholder approval of the proposed Authorized Share Amendment and the effectiveness of the Company's registration statement covering the Company's sale of approximately 16 million shares of Common Stock issuable upon the exercise of the Rights by stockholders.

     Upon consummation of the Rights Offering, the Company's balance sheet will be improved by eliminating approximately $6.7 million of debt as set forth on the audited balance sheet filed on June 29, 2001 with the Company's Form 10-KSB for the fiscal year ended March 31, 2001. Failure to successfully implement the Rights Offering and raise the proceeds contemplated thereby could leave the Company with significant liquidity problems which could materially impair the Company's business and operations.

PURPOSE AND EFFECT OF THE PROPOSED CAPITAL STOCK AMENDMENT

     The Board has determined to eliminate from the Company's Restated Certificate of Incorporation any references to the class of Series B Common Stock and the class of Series B Preferred Stock. There are currently no shares of either class of stock issued and outstanding. The Board of Directors has no plans to issue any such shares in the future. For these reasons, the Board has resolved, subject to the approval by the Company's shareholders at the Annual Meeting, to eliminate these classes of stock from the Restated Certificate of Incorporation.

VOTE REQUIRED FOR APPROVAL

     The proposed Certificate Amendments will be adopted if a majority of the outstanding common stock is voted in favor of the proposal. Abstentions and broker "non-votes" will have the effect of a vote against the proposed Certificate Amendments.

     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY COMMON STOCK. ANY OFFER SHALL BE MADE ONLY THROUGH A SEPARATE PROSPECTUS. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD EXERCISE ANY SUBSCRIPTION RIGHTS THAT MAY BE OFFERED TO THEM.

     WHILE STOCKHOLDERS OF THE COMPANY ARE NOT BEING ASKED TO VOTE ON THE RIGHTS OFFERING; THE COMPANY'S ABILITY TO CONSUMMATE THE RIGHTS OFFERING IS DEPENDENT UPON STOCKHOLDER APPROVAL OF THE PROPOSED AUTHORIZED SHARE AMENDMENT.

FOR THE REASONS DISCUSSED ABOVE, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ITEM 2.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     On November 15, 1999, the Company dismissed Arthur Andersen LLP as the Company's independent public accountants. Prior to November 15, 1999, Arthur Andersen LLP had served as the Company's independent public accountants for nine years. The reports of Arthur Andersen LLP on the financial statements of the Company for the last two fiscal years they audited contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles. The Audit Committee of the Board of Directors approved the decision to change the independent accountants of the Company. In connection with its audits for the last two fiscal years they audited, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their reports on the financial statements of the Company for such years.

     The Company previously requested that Arthur Andersen LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements contained above. A copy of the letter, dated November 15, 1999, indicating that Arthur Andersen LLP is in agreement with such statements, was previously filed as Exhibit 16.1 to the Company's Form 8-K filed on November 15, 1999.

     The Company engaged Ernst & Young LLP as its new independent accountants as of November 15, 1999. During the two prior fiscal years, the Company had not consulted with Ernst & Young LLP, regarding either (i) the application of accounting principles to a specified completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements and no written or oral advise was provided that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv) of Regulation S-B.

     Upon the recommendation of the Audit Committee, the Board of Directors intends to reappoint Ernst & Young LLP as the Company's independent accountants for the fiscal year ended March 31, 2002. The Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as such representative may desire.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB for that fiscal year were $77,500.

FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Ernst & Young LLP for professional services rendered for information technology services relating to financial information systems design and implementation during the fiscal year ended March 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than the services described above under "Audit Fees" during the fiscal year ended March 31, 2001, were approximately $39,000.

                                    ITEM 3.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     The Company currently expects to convene the 2002 Annual Meeting of Stockholders during August or September of 2002 (the "2002 Annual Meeting"), after the announcement of the financial results for the fiscal year ended March 31, 2002. Any proposal of a stockholder intended to be presented at the 2002 Annual Meeting must be received by the Secretary of the Company, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 2002 Annual Meeting, on or before April 9, 2002. For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2002 Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on June 15, 2002, and advises share owners in the 2002 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on June 21, 2002. Notices of intention to present proposals at the 2002 Annual Meeting of Stockholders should be addressed to Michael M. Vehlies, Secretary, Gunther International, Ltd., One Winnenden Road, Norwich, Connecticut 06360.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB/A FOR THE FISCAL YEAR ENDED MARCH 31, 2001, FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY'S OFFICES, ONE WINNENDEN ROAD, NORWICH, CONNECTICUT 06360; ATTENTION: MICHAEL M. VEHLIES.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By order of the Board of Directors,

                                          Michael M. Vehlies
                                          Senior Vice President, Chief Financial
                                          Officer,
                                          Treasurer and Secretary

August 6, 2001
Norwich, Connecticut

                                                                      APPENDIX A

                    TEXT OF PROPOSED CERTIFICATE AMENDMENTS

     The proposed Certificate Amendments will be effected by adoption of the following stockholders' resolutions which, if approved, will amend Article III of the Company's Restated Certificate of Incorporation to read as follows:

          RESOLVED: That the Company is authorized to increase the authorized common stock of the Company, par value $.001 per share, from 16,000,000 shares to 32,000,000 shares and to eliminate the authorization of the Series B common stock and the Class B Senior Non-Convertible Preferred Stock from the Restated Certificate of Incorporation of the Company; and

          RESOLVED: That the Company's Restated Certificate of Incorporation be amended so that, as amended, Article III shall read in its entirety as follows:

                                  ARTICLE III

                                 CAPITAL STOCK

          (a) The total number of shares of all classes of stock which the Corporation has authority to issue is Thirty-Two Million Five Hundred Thousand (32,500,000), consisting of Thirty-Two Million (32,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and Five Hundred Thousand (500,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

          (b) Shares of Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of Preferred Stock, to fix the number of shares constituting each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

             (i) The designation of such series, which may be by distinguishing number or letter.

             (ii) The number of shares initially constituting such series.

             (iii) The increase, and the decrease to a number not less than the number of the then outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

             (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

             (v) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at difference redemption dates.

             (vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case or such an involuntary event.

             (vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

             (viii) Whether or not a sinking or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

             (ix) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock or any other security of the Corporation or any other entity and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or price.

--------------------------------------------------------------------------------

                          GUNTHER INTERNATIONAL, LTD.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned holder of shares of common stock, par value $.001 per share ("Common Stock"), of GUNTHER INTERNATIONAL, LTD., a Delaware corporation (hereinafter referred to as the "Company"), does hereby constitute and appoint MARC I. PERKINS and MICHAEL M. VEHLIES, or either of them, as proxies, with full power to act without the other and with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on September 6, 2001, at 10:30 a.m., local time, at the corporate office, One Winnenden Rd., Norwich, Connecticut 06360, and at any adjournments or postponements thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement, dated August 6, 2001, and instructs its attorneys and proxies to vote as set forth on this Proxy.

                         (TO BE SIGNED ON REVERSE SIDE)


--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                          GUNTHER INTERNATIONAL, LTD.

                               SEPTEMBER 6, 2001



              * Please Detach and Mail in the Envelope Provided *

---------------------------------------------------------------------------------------------------------------------------

         Please mark your
    /X/  votes as in this
         example.

                 FOR    WITHHELD                                                                      FOR  AGAINST  ABSTAIN
  1. ELECTION    / /       / /    Nominees: James A. Cotter, Jr.  2. Amendments to the Company's      / /    / /     / /
     OF                                     J. Kenneth Hickman       Restated Certificate of
     DIRECTORS                              Steven S. Kirkpatrick    Incorporation to (1) increase
                                            Gerald H. Newman         the authorized number of shares
  For, except vote withheld from            Marc I. Perkins          of common stock from 18,000,000
  the following nominee(s)                  Robert Spiegel           to 32,000,000 and (2) to delete
                                            Thomas M. Steinberg      authorization for the
                                                                     Company's Class B Common Stock
  -----------------------------------                                and Series B Preferred Stock.

                                                                  3. To vote with discretionary authority upon any other
                                                                     business which may properly come before the meeting
                                                                     or any adjournment thereof.


                                                                  The shares represented by this Proxy will be voted as
                                                                  specified. If NO CHOICE IS SPECIFIED, THE PROXY WILL BE
                                                                  VOTED IN FAVOR OF THE SPECIFIED NOMINEES, IN FAVOR OF
                                                                  THE PROPOSED AMENDMENTS TO THE COMPANY'S RESTATED
                                                                  CERTIFICATE OF INCORPORATION AND THE PROXIES ARE GIVEN
                                                                  DISCRETIONARY AUTHORITY TO VOTE ON ANY OTHER MATTERS
                                                                  UPON WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AND
                                                                  WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR
                                                                  ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY
                                                                  CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND
                                                                  RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.



SIGNATURE(S)                                                                                        DATE
            ---------------------------------------------------------------------------------------      ------------------

IMPORTANT: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, etc., indicate title. If the signer is a corporation, sign in corporate name by a duly authorized officer.
---------------------------------------------------------------------------------------------------------------------------